EXHIBIT 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cogent Systems, Inc. (the “Company”) and, under the date of February 26, 2002 we reported on the financial statements of the Company as of and for the years ended December 31, 2001 and 2000. In January 2004 we resigned as accountants. We have read Cogent, Inc.’s statements included under the caption, “Change in Independent Accountants,” in Cogent, Inc.’s registration statement on Amendment No. 2 to Form S-1. We agree with the statements concerning our firm in that section of such Form S-1.

Very truly yours,

/s/ KPMG LLP

Los Angeles, California